Exhibit 23.3

Independent Auditors’ Consent

The Board of Managers

Knight Energy Group II, LLC:

We consent to the incorporation by reference in the registration statements (No. 333-146992, No. 333-124890, and No. 333-114686) on Form S-8 of Westside Energy Corporation of our report dated April 16, 2008, with respect to the balance sheets of Knight Energy Group II, LLC as of December 31, 2007, and the related statements of operations, members’ equity, and cash flows for the period from May 15, 2007 (date of formation) to December 31, 2007, which report appears in the definitive proxy statement of Westside Energy Corporation dated May 28, 2008.

/s/ KPMG LLP

Oklahoma City, Oklahoma

May 27, 2008